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Exhibit 2.1

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

        THIS THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this "Agreement") is entered into as of October 10, 2002 by and among InSight Health Services Holdings Corp., a Delaware corporation (the "Company"), the JWC Holders (as defined below), the Halifax Holders (as defined below), the Management Holders (as defined below) and the Additional Holders (as defined below).

RECITALS

        A.    As a result of the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of June 29, 2001 (the "Merger Agreement"), and of certain related transactions to be consummated concurrently therewith, the Stockholders (as defined below) own (and may hereafter acquire) certain shares of Common Stock (as defined below) and certain options, warrants, securities and other rights to acquire from the Company, by exercise, conversion, exchange or otherwise, shares of Common Stock or securities convertible into Common Stock.

        B.    The Stockholders entered into that certain Stockholders Agreement dated as of June 29, 2001, which was superceded by that certain Amended and Restated Stockholders Agreement dated as of October 17, 2001, which was superceded by that certain Second Amended and Restated Stockholders Agreement dated as of February 8, 2002 (the "Existing Agreement") for the purpose of regulating certain aspects of the Stockholders' relationships with one another and with the Company.

        C.    Certain parties to the Existing Agreement desire to amend the Existing Agreement in the manner set forth herein.

        D.    Pursuant to 6.2(c) of the Existing Agreement, the amendments to the Existing Agreement set forth herein require the consent of the Company, the JWC Representative and the Halifax Representative to become effective and binding on all of the parties to the Existing Agreement.

AGREEMENT

        In consideration of the premises and the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the receipt and sufficiency of which are acknowledged by all parties to this Agreement, the parties to this Agreement mutually agree as follows:

ARTICLE I

Definitions

        For the purposes of this Agreement, the following terms shall be defined as follows:

        "Active Trading Market" shall mean the New York or American Stock Exchange or the National Association of Securities Dealers, Inc.'s National Market System or Small Capitalization System.

        "Additional Holders" shall mean those Persons listed as Additional Holders on the signature pages hereof and all Persons that became Stockholders as of the date hereof and are designated as Additional Holders pursuant to Section 2.13 hereof.

        An "Affiliate" of a specified Person shall mean a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the specified Person and, when used with respect to the Company or any Subsidiary of the Company, shall include any holder of capital stock holding greater than 5% of the total number of outstanding shares of Common Stock of the Company on a fully-diluted basis or any officer or director of the Company or any Subsidiary of the Company.

        "Board of Directors" shall mean the Board of Directors of the Company.

        "Business Day" shall mean any day, other than a Saturday, Sunday or legal holiday, on which banks in New York, New York and Boston, Massachusetts are permitted to be open for business.

        "Call Event" shall have the meaning set forth in Section 2.5(a).

        "Call Group" shall have the meaning set forth in Section 2.5(a).

        "Call Option" shall have the meaning set forth in Section 2.5(a).

        "Call Price" shall mean, as of any date, with respect to any Subject Securities, a per share price equal to (a) the quotient of (i) the excess of (A) the product of 5.25 times EBITDA, over (B) the aggregate amount of the Consolidated Indebtedness as of the end of the period for which EBITDA is calculated, plus (C) the amount of cash and cash equivalents of the Company and its Subsidiaries as of the end of the period for which EBITDA is calculated which is not required to fund the day-to-day operations of the Company and its Subsidiaries as reasonably determined by the Board of Directors in good faith, divided by (ii) the aggregate number of Common Stock Equivalents at the time of the relevant Call Event or Put Event, as applicable, outstanding, minus, (b) in the case of Vested Options, the per share exercise price payable in connection with such Vested Options; provided, however, if the Board determines, in its sole and absolute discretion, that the aforesaid formula yields a result that is materially less than the per share fair market value of the Subject Securities, the Board shall make such modifications to the aforesaid formula as the Board deems, in its sole and absolute discretion, necessary and appropriate.

        "Call Securities" shall have the meaning set forth in Section 2.5(a).

        "Cause," with respect to a Management Holder, shall have the meaning attributed to it under the executed written employment agreement between such Management Holder and the Company (or a Subsidiary thereof) or, in the absence of such employment agreement, "Cause" shall mean the occurrence of any of the following during the term of such Management Holder's employment with the Company (or a Subsidiary thereof):

          (a)  such Management Holder has performed his duties negligently;

          (b)  such Management Holder is guilty of misconduct in connection with the performance of such Management Holder's duties;

          (c)  such Management Holder has committed any serious crime or offense;

          (d)  such Management Holder has failed or refused to comply with the oral or written policies or directives of the Board of Directors; or

          (e)  such Management Holder has breached any provision or covenant contained in this Agreement.

        "Common Stock" shall mean shares of Common Stock, par value $0.001 per share, of the Company.

        "Common Stock Equivalents" shall mean, as of any date, (a) all shares of Common Stock outstanding as of such date and (b) all Vested Options, convertible securities, warrants and other securities convertible, exchangeable into or redeemable for Common Stock, which securities are vested and/or exercisable within 60 days of the date of measurement. Solely for the purposes of Section 2.4, Common Stock Equivalents shall mean all shares of Common Stock and all options, convertible securities, warrants and other securities convertible, exchangeable into or redeemable for Common Stock, whether or not vested and/or exercisable.

        "Company Call Period" shall have the meaning set forth in Section 2.5(a)(i).

        "Company Exclusive First Refusal Period" shall have the meaning set forth in Section 2.2(a).

        "Competitor " shall mean any existing or new firm that competes with the Company in any activity in which the Company is currently engaged, or has plans to be engaged in the future as disclosed or discussed at the meetings of the Board of Directors.

        "Consolidated Indebtedness" shall mean, as of any date, the aggregate amount outstanding, on a consolidated basis, of (a) all obligations of the Company or its Subsidiaries for borrowed money, (b) all obligations of the Company or its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments or upon which interest charges are customarily paid, (c) all obligations of the Company or its Subsidiaries for the deferred purchase price of property or services, except current accounts payable arising in the ordinary course of business and not overdue beyond such period as is commercially reasonable for the Company or its Subsidiaries' business, (d) all obligations of the Company or its Subsidiaries under conditional sale or other title retention agreements relating to property purchased by such Person and all capitalized lease obligations, (e) all payment obligations of the Company or its Subsidiaries on or for currency protection agreements, (f) all obligations of the Company or its Subsidiaries as an account party under any letter of credit (excluding those supporting trade payables), (g) all obligations of any third party secured by property or assets of the Company or its Subsidiaries (regardless of whether or not such Person is liable for repayment of such obligations) and (h) all guarantees of the Company or its Subsidiaries.

        "Cost Price" shall mean, with respect to any Subject Securities, the purchase price, if any, per share of Common Stock or per Vested Option, as the case may be, paid to the Company for such Subject Securities by the original holder thereof or, if no shares were so purchased at the Closing (as defined in the Merger Agreement), then the price per share paid by the JWC Holders; provided that the Cost Price with respect to (i) Common Stock issued to the Management Holders pursuant to an exercise of options granted under the Company's 2001 Stock Option Plan shall equal $18.00 per share and (ii) options granted to the Management Holders under the Company's 2001 Stock Option Plan shall equal to $9.63 per share. If at any time the number of shares of Common Stock outstanding is (a) increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock or (b) decreased by a combination of shares of such Common Stock, the Cost Price per share of Common Stock shall be adjusted upward or downward, as appropriate, to reflect the decrease or increase in shares of Common Stock outstanding.

        "Designated Employee" shall have the meaning set forth in Section 2.5(c).

        "Disabled," with respect to a Management Holder, shall have the meaning attributed to it under the executed written employment agreement between such Management Holder and the Company (or a Subsidiary thereof) or, in the absence of such employment agreement, such Management Holder shall be deemed to have become "Disabled" if, during the term of such Management Holder's employment with the Company (or a Subsidiary thereof), such Management Holder shall become physically or mentally disabled, whether totally or partially, either permanently or so that such Management Holder, in the good faith judgment of the Board of Directors, is unable substantially and competently to perform his duties on behalf of the Company for a period of 90 consecutive days or for 90 days during any six month period during the said term of employment. In order to assist the Board of Directors in making that determination, such Management Holder shall, as reasonably requested by the Board of Directors, (i) make himself available for medical examinations by one or more physicians chosen by the Board and (ii) grant to the Board of Directors and any such physicians access to all relevant medical information concerning him, arrange to furnish copies of his medical records to the Board of Directors and use his best efforts to cause his own physicians to be available to discuss his health with the Board of Directors.

        "Dragalong Group" shall have the meaning set forth in Section 2.4.

        "EBITDA" shall mean consolidated earnings of the Company and its Subsidiaries, including equity in the earnings from non-consolidated subsidiaries, before interest, taxes, depreciation, amortization and the management fee paid to JWC Inc., Halifax Capital Partners or any of their respective Affiliates and after deduction of all operating expenses, minority interests expenses and incentive compensation, all as calculated in accordance with GAAP consistently applied, as reflected in the Company's most recently available audited consolidated financial statements for the immediately preceding fiscal year.

        "Excluded Securities" shall have the meaning set forth in Section 4.1(e).

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute thereto, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect from time to time.

        "GAAP" shall mean the generally accepted accounting principles in the United States of America, as such principles are changed from time to time, consistent with those applied in the preparation of the financial statements of such Person.

        "Good Reason," with respect to a Management Holder, shall have the meaning attributed to it under the executed written employment agreement between such Management Holder and the Company (or a Subsidiary thereof) or, in the absence of such employment agreement, "Good Reason" shall be deemed to have occurred if, other than for Cause, any of the following has occurred during the term of such Management Holder's employment with the Company (or a Subsidiary thereof):

          (a)  such Management Holder's base salary has been reduced, other than in connection with a reduction of executive compensation imposed by the Board of Directors in response to negative financial results or other adverse circumstances affecting the Company or its Subsidiaries; or

          (b)  the Company has reduced or reassigned, in any material respect, the duties of such Management Holder as an employee of the Company and such event has not been rescinded within 10 business days after such Management Holder notifies the Company in writing that he objects thereto.

        "Halifax Affirmative Board Vote" shall have the meaning set forth in Section 4.2.

        "Halifax Capital Partners" shall mean Halifax Capital Partners, L.P., a Delaware limited partnership.

        "Halifax Director" shall have the meaning set forth in Section 4.1(c).

        "Halifax Holder" shall mean each of those Persons listed as Halifax Holders on the signature pages hereof and, after the date hereof, shall mean all such Persons and Permitted Transferees of the Halifax Holders, other than those transferees who qualify as JWC Holders or Management Holders immediately prior to or upon such Transfer.

        "Halifax Representative" shall have the meaning set forth in Section 6.9.

        "Holder" shall have the meaning set forth in Section 3.1.

        "Initiating Stockholder" shall have the meaning set forth in Section 2.3(a).

        "Involuntary Transfer" shall have the meaning set forth in Section 2.9.

        "Involuntary Transfer Notice" shall have the meaning set forth in Section 2.9.

        "Involuntary Transferee" shall have the meaning set forth in Section 2.8.

        "Joinder Agreement" shall mean a joinder agreement substantially in the form of Exhibit B attached hereto which is entered into pursuant to Section 2.13 hereof.

        "JWC Equity Partners II" shall mean J.W. Childs Equity Partners II, L.P., a Delaware limited partnership.

        "JWC Holders" shall mean each of those Persons listed as JWC Holders on the signature pages hereof and, after the date hereof, shall mean all such Persons and Permitted Transferees of the JWC Holders, other than those transferees who qualify as Halifax Holders or Management Holders immediately prior to or upon such Transfer.

        "JWC Inc." shall mean J.W. Childs Associates, Inc., a Delaware corporation.

        "JWC Representative" shall have the meaning set forth in Section 6.8.

        "Lien" shall mean any lien, mortgage, pledge, security interest (as defined in the New York Uniform Commercial Code), claim or other type of charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property and any financing statement filed in respect of any of the foregoing.

        "Management Holders" shall mean any Person listed as a Management Holder on the signature pages hereof and shall also include (a) any director, officer or employee of the Company or any of its Subsidiaries who hereafter becomes a Stockholder and (b) Permitted Transferees of the Management Holders, unless immediately prior to such Transfer such transferee was a JWC Holder or a Halifax Holder.

        "Material Transaction" means any material transaction in which the Company or any of its Subsidiaries proposes to engage or is engaged, including a purchase or sale of assets or securities, financing, merger, consolidation, tender offer or any other transaction that would require disclosure pursuant to the Exchange Act, and with respect to which the Board of Directors reasonably has determined in good faith that compliance with this Agreement may reasonably be expected to either materially interfere with the Company's or such Subsidiary's ability to consummate such transaction in a timely fashion or require the Company to disclose material, non-public information prior to such time as it would otherwise be required to be disclosed.

        "Merger Agreement" shall have the meaning set forth in Recital A.

        "Offer Period" shall have the meaning set forth in Section 2.2(a).

        "Offered Securities" shall have the meaning set forth in Section 5.1(a).

        "Offeree Percentage" shall mean, as to each offeree, the fraction, expressed as a percentage, the numerator of which is the total number of shares of Common Stock Equivalents held by such offeree, and the denominator of which is the total number of shares of Common Stock Equivalents held by all of the offerees.

        "Offeror" shall have the meaning set forth in Section 2.2(a).

        "Original Halifax Holders" shall mean the Halifax Holders as of the date of this Agreement.

        "Original JWC Holders" shall mean the JWC Holders as of the date of this Agreement.

        "Original Management Holders" shall mean the Management Holders as of the date of this Agreement.

        "Participating Offerees" shall have the meaning set forth in Section 2.4(a).

        "Participation Notice" shall have the meaning set forth in Section 2.4(a).

        "Participation Securities" shall have the meaning set forth in Section 2.4(a).

        "Permitted Transfer" shall mean a Transfer that is not a Prohibited Transfer and is one of the following:

          (a)  a Transfer of any Subject Securities between any JWC Holder, Halifax Holder or Management Holder and such Stockholder's spouse, children (whether natural, step or by adoption), grandchildren (whether natural, step or by adoption) or parents or to a trust, partnership or limited liability company solely for the benefit of one or more of any of such Persons;

          (b)  a Transfer of Subject Securities by a JWC Holder to JWC Inc. or JWC Equity Partners II or to the limited partners, co-investors, officers, employees or consultants of JWC Inc. or JWC Equity Partners II or to a corporation or corporations or to a partnership or partnerships, limited liability company or companies (or other entity for collective investment, such as a fund) which is (and continues to be) an Affiliate of or controlled by, controlling or under common control with JWC Inc. or JWC Equity Partners II (other than the Company and its Subsidiaries);

          (c)  a Transfer of Subject Securities by a Halifax Holder to Halifax Capital Partners or to the limited partners, co-investors, officers, employees or consultants of Halifax Capital Partners or to a corporation or corporations or to a partnership or partnerships, limited liability company or companies (or other entity for collective investment, such as a fund) which is (and continues to be) an Affiliate of or controlled by, controlling or under common control with Halifax Capital Partners;

          (d)  a Transfer of Subject Securities between or among the JWC Holders or the Halifax Holders;

          (e)  a Transfer of Subject Securities between any Stockholder who is a natural person and such Stockholder's guardian or conservator;

          (f)    a bona fide pledge of Subject Securities by a JWC Holder or a Halifax Holder to a bank or financial institution; and

          (g)  a Transfer of Subject Securities by a JWC Holder or a Halifax Holder to a Management Holder who is not an Affiliate (other than as an officer, employee, director or stockholder of the Company and its direct or indirect Subsidiaries) of JWC Inc. or Halifax Capital Partners.

No Permitted Transfer shall be effective unless and until the transferee of the Subject Securities so transferred executes and delivers to the Company an executed Joinder Agreement in accordance with Section 2.13 hereof; provided, however, that the Permitted Transfer to a bank or a financial institution pursuant to clause (e) above shall be effective upon delivery of the Subject Securities and such entity shall not execute and deliver an executed Joinder Agreement in accordance with Section 2.13 hereof unless and until foreclosure or similar action by any such pledgee.

        "Permitted Transferee" shall mean, with respect to any Stockholder, any Person who shall have directly or indirectly acquired and who shall hold any Subject Securities pursuant to a Permitted Transfer from that Stockholder. Notwithstanding the foregoing, a Permitted Transferee shall not include any Person that is in receivership, bankruptcy, insolvency, dissolution, liquidation or any similar proceeding or any Person whose incompetence has been established pursuant to a judicial determination.

        "Person" shall mean an individual, corporation, partnership, limited liability company, trust, unincorporated association, government or any agency or political subdivision thereof, or any other entity.

        "Preemptive Offer" shall have the meaning set forth in Section 5.1(a).

        "Preemptive Offer Acceptance Notice" shall have the meaning set forth in Section 5.1(b).

        "Preemptive Offer Period" shall have the meaning set forth in Section 5.1(a).

        "Primary Shares" shall mean at any time the authorized but unissued shares of Common Stock or shares of Common Stock held by the Company in its treasury.

        "Prohibited Transfer" shall mean any Transfer of any Subject Security to a Person which (a) may not be effected without registering the securities involved under the Securities Act of 1933, as amended, (b) would result in the assets of the Company constituting "Plan Assets" as such term is defined in the Department of Labor regulations promulgated under the Employee Retirement Income Security Act of 1974, as amended, (c) would cause the Company to be, be controlled by, or be under common control with an "investment company" for purposes of the Investment Company Act of 1940, as amended, (d) would require any securities of the Company to be registered under the Exchange Act, (e) is a Competitor of the Company (other than Transfers in accordance with Section 2.4) or (f) is in violation of this Agreement.

        A "Public Offering" shall mean the completion of a sale of shares of Common Stock pursuant to a registration statement which has become effective under the Securities Act, excluding a registration form relating solely to employee benefit plans, or on a registration form which does not permit secondary sales or does not include substantially the same information as would be required in a Form S-1 or Form S-3 Registration Statement (or any successor forms) covering the sale of Registrable Securities.

        "Put Notice" shall have the meaning set forth in Section 2.6(a).

        "Put Option" shall have the meaning set forth in Section 2.6(a).

        "Put Period" shall have the meaning set forth in Section 2.6(a).

        "Put Price" shall mean, as of any date, with respect to any Subject Securities, a per share price equal to (a) the quotient of (i) the excess of (A) the product of 4.75 times EBITDA, over (B) the aggregate amount of the Consolidated Indebtedness as of the end of the period for which EBITDA is calculated, plus (C) the amount of cash and cash equivalents of the Company and its Subsidiaries as of the end of the period for which EBITDA is calculated which is not required to fund the day-to-day operations of the Company and its Subsidiaries as reasonably determined by the Board of Directors in good faith, divided by (ii) the aggregate number of Common Stock Equivalents at the time of the relevant Call Event or Put Event, as applicable, outstanding, minus, (b) in the case of Vested Options, the per share exercise price payable in connection with such Vested Options.

        "Put Securities" shall have the meaning set forth in Section 2.6(a).

        "Refused Securities" shall have the meaning set forth in Section 5.1(c).

        "Registrable Securities" shall mean, as of any date, with respect to any Stockholder, (a) all shares of Common Stock held by such Stockholder as of such date and (b) all shares of Common Stock that may be acquired as of such date by such Stockholder upon exercise of Vested Options; provided that, as to any particular Registrable Security, such security shall cease to be a Registrable Security when (i) a registration statement (other than a registration statement on Form S-8) with respect to the sale or exchange of such security shall have become effective under the Securities Act and such security shall have been disposed of in accordance with such registration statement, (ii) a registration statement on Form S-8 with respect to such security shall have become effective under the Securities Act, (iii) such security shall have been sold or acquired in a Rule 144 Transaction, or (iv) such security (once issued) has ceased to be outstanding.

        "Rule 144 Transaction" means a transfer of Common Stock complying with Rule 144 under the Securities Act as such rule or a successor thereto is in effect on the date of such transfer.

        "Sale Request" shall have the meaning set forth in Section 2.4.

        "Schedule of Stockholders" shall refer to the Schedule of Stockholders attached hereto as Exhibit A.

        "SEC" shall mean the Securities and Exchange Commission or successor agency or commission of the United States federal government.

        "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute thereto, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect from time to time.

        "Stockholder" shall mean any party hereto other than the Company, including any Person who hereafter becomes a party to this Agreement pursuant to Section 2.13 hereof.

        "Stockholder Group" shall mean any of (a) the JWC Holders, taken as a group, (b) the Halifax Holders, taken as a group, (c) the Management Holders, taken as a group, and/or (d) the Additional Holders, taken as a group. The Company shall not in any case be deemed to be a member of any Stockholder Group (whether or not the Company holds or repurchases any Common Stock Equivalents).

        "Stock Option Agreement" shall mean any stock option agreement between the Company and an employee thereof.

        "Subject Securities" shall mean any Common Stock or Common Stock Equivalents now or hereafter held by any Stockholder.

        "Subsidiary" with respect to any Person (the "parent") shall mean any Person of which such parent, at the time in respect of which such term is used, (a) owns directly or indirectly more than 50% of the equity or beneficial interest, on a consolidated basis, or (b) owns directly or controls with power to vote, indirectly through one or more Subsidiaries, shares of capital stock or beneficial interest having the power to cast at least a majority of the votes entitled to be cast for the election of directors, trustees, managers or other officials having powers analogous to those of directors of a corporation. Unless otherwise specifically indicated, when used herein, the term Subsidiary shall refer to a direct or indirect Subsidiary of the Company.

        "Third Party" shall mean any Person other than the Company.

        "Transfer" shall mean to transfer, sell, assign, pledge, hypothecate, give, grant or create a security interest in or Lien on, place in trust (voting or otherwise), assign an interest in or in any other way encumber or dispose of, directly or indirectly and whether or not by operation of law or for value, any of the Subject Securities.

        "Transfer Notice" shall have the meaning set forth in Section 2.2(a).

        "Transfer Offer" shall have the meaning set forth in Section 2.2(a).

        "Transfer Stock" shall have the meaning set forth in Section 2.2(a).

        "Transferred Securities" shall have the meaning set forth in Section 2.8.

        "Unmatured Shares" shall have the meaning set forth in Section 2.5(f).

        "Vested Options" shall mean, as of any date, options, securities and other rights to acquire from the Company, by exercise, conversion, exchange or otherwise, shares of Common Stock or securities convertible into Common Stock, which are vested and exercisable within 60 days of such date of measurement.

        "Voting Stock" shall mean the Common Stock, Common Stock Equivalents and any other securities of the Company entitled to vote at a meeting of the Stockholders, including, but not limited to, with respect to the election of the Board of Directors.

ARTICLE II

Rights With Respect To The Subject Securities

        2.1    Limited Rights of Transfer.

          (a)    Transfers.    Except for the JWC Holders, no Stockholder shall Transfer all or any part of the Subject Securities at the time held by such Stockholder. Subject to Section 2.1(b), no Transfer of or attempt to Transfer any Subject Securities in violation of the preceding sentence shall be effective or valid for any purpose. No Transfer of any Subject Securities shall be effective or valid under this Section 2.1(a) if such Transfer constitutes a Prohibited Transfer, or unless and until the transferee executes and delivers to the Company a Joinder Agreement in accordance with Section 2.13 hereof.

          (b)    Exceptions.    Notwithstanding Section 2.1(a), a Transfer may be effectively and validly made hereunder if such Transfer is not a Prohibited Transfer and is either (i) a Permitted Transfer, (ii) made pursuant to the registration rights granted under Article III hereof, (iii) made pursuant to and/or following a Public Offering, (iv) made pursuant to Sections 2.2, 2.3 (as a Participating Offeree), 2.4 or 2.5 or (v) made with the written consent of the holders of a majority of the Common Stock Equivalents at the time held by the JWC Holders (or the JWC Representative) and the holders of a majority of the Common Stock Equivalents at the time held by the Halifax Holders (or the Halifax Representative). No Transfer of any Subject Securities shall be effective or valid under this Section 2.1(b) if such Transfer constitutes a Prohibited Transfer. In addition, no Transfer shall be effective or valid under this Section 2.l(b) unless and until the transferee executes and delivers to the Company a Joinder Agreement in accordance with Section 2.13 hereof.

        2.2    Right of First Refusal.

          (a)    Notice of Offer.    If (i) at any time any Halifax Holder, Management Holder, Additional Holder or any of their Permitted Transferees (the "Offering Holder") receives a bona fide offer to purchase any or all of such Offering Holder's Subject Securities (the "Transfer Stock") from any Third Party (other than to a Permitted Transferee) (the "Offeror") and (ii) such Offering Holder wishes to accept such offer (a "Transfer Offer"), then the Offering Holder shall cause the Transfer Offer to be reduced to writing and shall provide a notice containing the offer to purchase specified below (the "Transfer Notice") to the Company and all other Stockholders. The Transfer Notice shall be accompanied by a true and correct copy of the Transfer Offer (which shall identify in reasonable detail all material terms, including, but not limited to, the Offeror, the Transfer Stock, the price contained in the Transfer Offer and all the other terms and conditions of the Transfer Offer). The Transfer Notice shall constitute an irrevocable offer to sell any or all of the Transfer Stock to the Company and to all other Stockholders within 30 days of receipt by the Company of the Transfer Notice (the "Offer Period"). During the Offer Period, subject to the limitation in the next sentence, any combination of the Company and/or the other Stockholders will have the right and option to purchase all of the Transfer Stock at a price equal to the price contained in the Transfer Offer and upon the same terms as contained in the Transfer Offer. During the first 15 days of the Offer Period (the "Company Exclusive First Refusal Period"), the Company shall have the exclusive right and option to purchase all of the Transfer Stock. Following the expiration of the Company Exclusive First Refusal Period, if the Company has not opted to purchase all of the Transfer Stock, the Company and any combination of the other Stockholders may purchase all of the Transfer Stock. For the avoidance of doubt, unless the Offering Holder shall have consented to the purchase of less than all of the Transfer Stock by the Company and/or the other Stockholders, neither the Company nor any Stockholder, nor any combination of the Company and any Stockholder may purchase any Transfer Stock pursuant to the foregoing provisions unless all of the Transfer Stock is to be so purchased (whether by the Company, the other Stockholders, or any combination thereof). Notwithstanding any other provision of this Agreement, unless otherwise agreed to by at least 50% of the Subject Securities held by the JWC Holders and 50% of the Subject Securities held by the Halifax Holders, no Management Holder or Additional Holder may Transfer their Subject Securities in exchange for consideration other than cash.

          (b)    Closing of Transfer Stock.    If, during the Offer Period, the Company, or any combination of the Company and the other Stockholders, has accepted the offer contained in the Transfer Notice, the closing of the purchase of such Transfer Stock shall take place at the principal offices of the Company within 10 days of such acceptance. At such closing, the Company and/or the other Stockholders, as applicable, and/or its or their designees, as the case may be, shall deliver a certified check or checks calculated at the price set forth in the Transfer Notice to the Offering Holder against delivery of certificates and/or other instruments representing the Transfer Stock, together with stock or other appropriate powers duly endorsed with respect to the Transfer Stock, free and clear of all Liens (other than pursuant to securities laws, this Agreement or a Stock Option Agreement). All of the foregoing deliveries will be deemed to be made simultaneously and none shall be deemed completed until all have been completed.

          (c)    Completion of Sale to Third Party.    If, during the Offer Period, neither the Company nor any combination of the Company and the other Stockholders has accepted the offer contained in the Transfer Notice in writing as to all the Transfer Stock covered thereby, or within 15 days of acceptance by any combination of the Company and any Stockholder the closing has not occurred, and Section 2.4 does not apply to such Transfer, then during the next 60 days, the Offering Holder may sell the Transfer Stock to the Offeror at the price and on the other terms contained in the Transfer Notice. No sale may be made by the Offering Holder to any Offeror if such sale would constitute a Prohibited Transfer or unless and until such Offeror executes and delivers to the Company a Joinder Agreement in accordance with Section 2.13 hereof. Promptly after any sale pursuant to this Section 2.2, the Offering Holder shall furnish such evidence of the completion (including time of completion) of such sale and of the terms thereof as the Company may reasonably request. If the Offering Holder has not completed the sale of the Transfer Stock during the applicable period referred to above, such Offering Holder shall no longer be permitted to sell such shares pursuant to this Section 2.2 without again fully complying with the provisions of this Section 2.2 and all the restrictions on sale, transfer or assignment contained in this Agreement shall again be in effect with respect to the Transfer Stock.

        2.3    Tagalong.    No JWC Holder shall Transfer any shares of Subject Securities to a Third Party (other than a Permitted Transferee) in one or a series of related bona fide arm's-length transactions without complying with the terms and conditions set forth in this Section 2.3; provided, however, that the JWC Holders shall be permitted to Transfer up to 5%, in the aggregate, of the number of shares of Subject Securities held by the Original JWC Holders as of the date of this Agreement without compliance with this Section 2.3; provided further, however, that this Section 2.3 shall not in any way limit or affect the restriction contained in the last sentence of Section 2.1(a).

          (a)  Any JWC Holder (the "Initiating Stockholder") desiring to Transfer shares of Subject Securities subject to the restriction in Section 2.3 shall give not less than 10 Business Days' prior written notice of such intended Transfer to each other Stockholder ("Participating Offerees") and to the Company. Such notice (the "Participation Notice") shall set forth general terms and conditions of such proposed Transfer, including the name of the prospective transferee, the number of Subject Securities proposed to be transferred to the extent known (the "Participation Securities") by the Initiating Stockholder, the purchase price per share to the extent known proposed to be paid therefor and the payment terms and type of Transfer to be effectuated. Within 10 Business Days following the delivery of the Participation Notice by the Initiating Stockholder to each Participating Offeree and to the Company, each Participating Offeree shall, by notice in writing to the Initiating Stockholder and to the Company, have the opportunity and right to sell to the purchasers in such proposed Transfer (upon the same terms and conditions as the Initiating Stockholder). If the Halifax Holder is a Participating Offeree, the Halifax Holder shall have the opportunity and right to include in such proposed Transfer an amount of Subject Securities representing the same proportion (i.e., in relation to the aggregate amount at the time held by the Halifax Holders) of the Subject Securities being sold by the Initiating Stockholder (i.e., in relation to the aggregate amount at the time held by the JWC Holders). Other Participating Offerees shall have the opportunity and right to include in such proposed Transfer an amount of Subject Securities up to that number of Subject Securities representing Subject Securities at the time held by such Participating Offeree as shall equal the product of (i) a fraction, the numerator of which is the number of Subject Securities owned by such Participating Offeree as of the date of such proposed Transfer and the denominator of which is the aggregate number of Subject Securities owned as of the date of such Participation Notice by each Initiating Stockholder and by all Participating Offerees so electing to sell Subject Securities pursuant to this Section 2.3(a), multiplied by (ii) the number of Subject Securities proposed to be transferred.

          (b)  At the closing of any proposed Transfer in respect of which a Participation Notice has been delivered, the Initiating Stockholder, together with all Participating Offerees so electing to sell Subject Securities pursuant to Section 2.3(a) shall execute and deliver such documents or instruments reasonably requested by the proposed transferee and deliver to the proposed transferee certificates and/or other instruments representing the Subject Securities to be sold, free and clear of all Liens, together with stock or other appropriate powers duly endorsed therefor, and shall receive in exchange therefor the consideration to be paid or delivered by the proposed transferee in respect of such Subject Securities as described in the Participation Notice.

          (c)  The provisions of this Section 2.3 shall not apply to (i) any Transfer pursuant to a Public Offering or, following a Public Offering, pursuant to a Rule 144 Transaction or (ii) any Transfers pursuant to Section 2.4 hereof.

        2.4    Dragalong.

          (a)  If the JWC Holders (the "Dragalong Group") determine to sell or exchange (in a sale or exchange of securities of the Company or in a merger, consolidation or other business combination or any similar transaction) in one or a series of related bona fide arms-length transactions to an unaffiliated Third Party and not pursuant to a Permitted Transfer, at least 50% of the Subject Securities (which defined term shall, for purposes of this Section 2.4 only, include all Subject Securities regardless of vesting or exercisability) at the time held by the JWC Holders, then upon 10 days' written notice from the Dragalong Group to the other Stockholders, which notice shall include reasonable details and all material terms of the proposed sale or exchange, including the proposed time and place of closing and the form and amount of consideration to be received by the Stockholders (such notice being referred to as the "Sale Request"), each other Stockholder shall be obligated to, and shall, (i) sell, transfer and deliver, or cause to be sold, transferred and delivered, to such Third Party the proportion of such Stockholder's Subject Securities as is being sold by the JWC Holders in the same transaction at the closing thereof (and shall (A) execute and deliver such agreements for the purchase of such Subject Securities and other agreements, instruments and certificates as the members of the Dragalong Group shall execute and deliver in connection with such proposed transaction and (B) deliver certificates and/or other instruments representing the proportion of such Stockholder's Subject Securities being sold, together with stock or other appropriate powers therefore duly executed, at the closing, free and clear of all Liens), and each Stockholder shall receive upon the closing of such transaction the pro rata portion (as defined below) of the consideration to be paid or delivered by the proposed transferee in respect of such Stockholder's Subject Securities as shall be payable to the members of the Dragalong Group in respect of their Subject Securities (in the case of Options, warrants or other Common Stock Equivalents, subject to subtraction of the exercise price) and (ii) if stockholder approval of the transaction is required, vote such Stockholder's Common Stock in favor thereof. The "pro rata portion" of each Stockholder shall be the number of Subject Securities issued to and owned by such Stockholder multiplied by a fraction, the numerator of which shall be the number of Subject Securities the JWC Holders wish to Transfer, and the denominator of which shall be the aggregate number of Subject Securities issued to or beneficially owned by the JWC Holders participating in the sale.

          (b)  Each Stockholder shall be severally obligated to join on a pro rata basis (based on such Stockholder's pro rata share of the net proceeds paid by such Third Party) in an indemnification that is to be provided in connection with such Sale, other than any such indemnification that relates specifically to a particular Stockholder; provided that no Stockholder shall be obligated in connection with such Sale to agree to indemnify or hold harmless the Third Party with respect to an amount in excess of the net cash proceeds paid to such Stockholder in connection with such Sale. All Stockholders will bear their pro rata share of the costs and expenses incurred in connection with such Sale to the extent such costs are incurred for the benefit of all Stockholders and are not otherwise paid by the Company to the Third Party.

          (c)  Each Stockholder agrees that, in such Stockholder's capacity as a stockholder of the Company, such Stockholder shall, including pursuant to Section 2.4(a) hereof, vote, or grant proxies relating to the Common Stock at the time held by such Stockholder to vote, all of such Stockholder's Common Stock in favor of any sale or exchange of securities of the Company or any merger, consolidation, recapitalization, reorganization or other business combination or any similar transaction, including pursuant to Section 2.4(a) hereof, if, and to the extent that, approval of the Company's stockholders is required in order to effect such transaction.

          (d)  If, at the end of 90 days following the receipt by the Stockholders of a Sale Request, the Dragalong Group has not completed the sale, (i) each Stockholder shall be released from its obligation under the Sale Request, (ii) the Dragalong Group shall return to each Stockholder all certificates evidencing unsold Subject Securities and all related powers of attorney and instruments of transfer, if any, and (iii) it shall be necessary for a new and separate Sale Request to be furnished and the terms and provisions of this Section 2.4 to be separately complied with in order to consummate such sale pursuant to this Section 2.4, unless the failure to complete such sale resulted from any failure by any Stockholder to comply in any material respect with the terms of this Section 2.4.

        2.5    Call by the Company.

          (a)  (i) If the employment of a Management Holder with the Company and any of its Subsidiaries shall terminate (a "Call Event") for any reason, then, subject to Section 2.5(a)(ii), the Company shall have the right to purchase (the "Call Option"), by delivery of a written notice (the "Call Notice") to such terminated Management Holder (with a copy thereof to the JWC Representative) no later than 30 days after the date of the Call Event (the "Company Call Period"), and such Management Holder and such Management Holder's direct and indirect Permitted Transferees (a "Call Group") shall be required to sell any and all of the Subject Securities that are owned by such Call Group on the date of the Call Event (such Subject Securities to be purchased hereunder being referred to collectively as the "Call Securities") at, except as otherwise provided in Section 2.5(a)(ii) hereof, a price per share equal to the greater of (I) the Call Price of such Call Securities as of the date of the Call Event and (II) the Cost Price of such Call Securities.

            (ii)  Notwithstanding anything set forth in this Section 2.5 to the contrary, in the event a Management Holder resigns, other than upon death or disability, without Good Reason from his employment with the Company and its Subsidiaries, or his employment is terminated for Cause by the Company and its Subsidiaries, then the purchase price per share payable for the

    Call Securities shall be an amount equal to the Cost Price of such Call Securities; provided, however, that if a Management Holder resigns six or more years from the issuance of the Call Securities (or Common Stock Equivalents that were converted or exercised into such Call Securities), then the purchase price per share payable for the Call Securities shall equal the greater of (I) the Call Price of such Call Securities as of the date of the Call Event and (II) the Cost Price of such Call Securities.

          (b)  The closing of any purchase of Call Securities by the Company from a Call Group pursuant to this Section 2.5 shall take place at the principal office of the Company on such date within 15 days after the expiration of the Company Call Period with respect to such Call Group as the Company shall specify to the members of such Call Group in writing. At such closing, the members of the Call Group shall deliver to the Company, against payment by the Company of the purchase price for the Call Securities in cash (by delivery of a certified check or checks payable to the respective members of the Call Group, as the case may be), certificates and/or other instruments representing, together with stock or other appropriate powers duly endorsed with respect to, the Call Securities, free and clear of all Liens (other than pursuant to securities laws, this Agreement or a Stock Option Agreement). All of the foregoing deliveries will be deemed to be made simultaneously and none shall be deemed completed until all have been completed.

          (c)  Notwithstanding anything set forth in this Section 2.5 to the contrary, prior to the exercise by the Company of its Call Option to purchase Call Securities pursuant to this Section 2.5, one or more prospective or existing employees of the Company or any Subsidiary may be designated by the Board of Directors (individually, a "Designated Employee" and, collectively, "Designated Employees") who shall have the right, but not the obligation, to exercise the Call Option and to acquire, in lieu of the Company, some or all (as determined by the Company) of the Call Securities that the Company is entitled to purchase from the Call Group hereunder, for cash and otherwise on the same terms and conditions as set forth in Section 2.5(b) which apply to the repurchase of Call Securities by the Company. Concurrently with any such purchase of Call Securities by any such Designated Employee, such Designated Employee shall execute a counterpart of this Agreement whereupon such Designated Employee shall be deemed a "Management Holder" and shall have the same rights and be bound by the same obligations as the other Management Holders hereunder. Payment under this Section 2.5(c) and under Section 2.5(d) below shall be made by a certified check or checks payable to the respective members of the Call Group, in an amount equal to the purchase price for such Call Securities under Section 2.5(a) hereof against delivery of certificates and/or other instruments representing, together with stock or other appropriate powers duly endorsed with respect to such Call Securities, free and clear of all Liens (other than pursuant to securities laws, this Agreement or a Stock Option Agreement). All of the foregoing deliveries will be deemed to be made simultaneously and none shall be deemed completed until all have been completed.

          (d)  If and to the extent neither the Company nor any Designated Employee elects to exercise the Call Option and deliver a Call Notice prior to the expiration of the Company Call Period with respect to such Management Holder, then the JWC Holders and the Halifax Holders, pro rata in accordance with the respective Common Stock Equivalents at the time held by the JWC Holders and the Halifax Holders so exercising their rights under this Section 2.5(d), may exercise the Call Option in lieu of the Company and such Designated Employee by delivery of a Call Notice to such terminated Management Holder within the Company Call Period. The closing of any purchase of Call Securities by such JWC Holders and the Halifax Holders shall take place at the principal offices of the Company on such date within 15 days after the expiration of the Company Call Period with respect to such Management Holder as the holders of a majority of the Common Stock Equivalents at the time held by the JWC Holders and the Halifax Holders so exercising their rights under this Section 2.5(d) shall specify to the members of such Call Group in writing, provided that if any such JWC Holder or Halifax Holder fails to purchase all or a portion of the number of Call Securities which such JWC Holder or Halifax Holder may purchase pursuant to this Section 2.5(d), then the other JWC Holders and the Halifax Holders so exercising their rights under this Section 2.5(d) shall be entitled to purchase such Call Securities (pro rata based upon their respective Common Stock Equivalents at the time held, or as otherwise agreed, by such JWC Holders and the Halifax Holders).

          (e)  If and to the extent none of the Company, any Designated Employees, any JWC Holders or any Halifax Holder elects to exercise the Call Option and deliver a Call Notice within the Company Call Period or if the closing of the purchase of all Call Securities does not occur within 15 days after the expiration of the Company Call Period, then the Call Option provided for in this Section 2.5 shall terminate with respect to such Subject Securities not so purchased under this Section, but the parties hereto shall continue to be bound by the remaining provisions of this Agreement.

          (f)    Notwithstanding the foregoing with respect to any shares of Common Stock which, as of the date of the purchase and sale pursuant to this Call Option, (i) were purchased as the result of the exercise of a stock option and (ii) have not been owned by the Call Group for at least 180 days ("Unmatured Shares"), the closing with respect to such Unmatured Shares shall be delayed until a date no later than the 10th day after the 180th day following the acquisition by the Call Group of such Unmatured Shares and the purchase price for such Unmatured Shares will be determined at the time of such delayed closing.

        2.6    Put by the Management Holders.

          (a)  If a Call Event occurs by reason of a Management Holder terminating his employment with the Company and any of its Subsidiaries for Good Reason or his employment being terminated without Cause by the Company and any of its Subsidiaries, then such Management Holder shall have the right to require the Company to purchase (the "Put Option"), by delivery of a written notice (the "Put Notice") to the Company during the 30-day period after the expiration of the Company Call Period pertaining to such Management Holder (the "Put Period"), and the Company shall be required to purchase all of the Subject Securities described in the Put Notice (other than Subject Securities purchased under Section 2.5) (such Subject Securities to be purchased hereunder being referred to collectively as the "Put Securities") at a price per share equal to the Put Price; provided that if a Management Holder exercises a Put Option within 18 months of the date hereof the Company shall be required to purchase all of the Subject Securities described in the Put Notice at a price per share equal to the Call Price.

          (b)  The closing of any purchase of Put Securities by the Company from a Management Holder pursuant to this Section 2.6 shall take place at the principal office of the Company on such date within 15 days after the expiration of the Put Period with respect to such Management Holder as the Company shall specify to such Management Holder in writing. At such closing, the Management Holder shall deliver to the Company, against payment by the Company of the purchase price for the Put Securities in cash (by delivery of a certified check payable to the Management Holder) or, if the Company is required by its senior lenders, by subordinated promissory note with a ten year maturity and interest paid at the prime rate announced from time to time by the Company's senior lenders (such interest payable in kind), certificates and/or other instruments representing, together with stock or other appropriate powers duly endorsed with respect to, the Put Securities, free and clear of all Liens (other than pursuant to securities laws, this Agreement or a Stock Option Agreement). All of the foregoing deliveries will be deemed to be made simultaneously and none shall be deemed completed until all have been completed.

          (c)  If and to the extent a Management Holder elects not to exercise the Put Option and deliver a Put Notice within the Put Period or if the closing of the purchase of all Put Securities does not occur within 15 days after the expiration of the Put Period through the fault of such Management Holder, then the Put Option provided for in this Section 2.6 shall terminate with respect to such Subject Securities not so purchased under this Section, but the parties hereto shall continue to be bound by the remaining provisions of this Agreement.

          (d)  Notwithstanding the foregoing with respect to any shares of Common Stock which, as of the date of the purchase and sale pursuant to this Put Option, were Unmatured Shares, the closing with respect to such Unmatured Shares shall be delayed until a date no later than the 10th day after the 180th day following the acquisition by the Management Holder of such Unmatured Shares and the purchase price for such Unmatured Shares will be determined at the time of such delayed closing.

        2.7    Restrictions on Other Agreements.    No Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to any Subject Securities other than as set forth in this Agreement nor shall any Stockholder enter into any stockholders agreements or arrangements of any kind with any Person with respect to any of the Subject Securities on terms which conflict with the provisions of this Agreement (whether or not such agreements and arrangements are with other Stockholders or holders of Common Stock Equivalents that are not parties to this Agreement), including but not limited to, agreements or arrangements with respect to the acquisition, disposition or voting of Subject Securities inconsistent herewith.

        2.8    Transfer Subject Hereto.    Except as otherwise provided in this Agreement, in the event of an Involuntary Transfer (as defined in the following sentence) of any Subject Securities (the "Transferred Securities") of any JWC Holder, Halifax Holder, Management Holder or Additional Holder to any Person, the transferee, including, without limitation, any and all transferees and subsequent transferees of the initial transferee (the "Involuntary Transferee"), shall take and hold the Transferred Securities subject to this Agreement and to all of the obligations of, and restrictions imposed hereby upon, the transferor holder and shall comply with this Agreement. As used in this Agreement, the term "Involuntary Transfer" shall mean any transaction, proceeding or action by or in which the JWC Holder, Halifax Holder, Management Holder or Additional Holder is involuntarily deprived or divested of any right, title or interest in or to any of such holder's Subject Securities (including, without limitation, a seizure under levy of attachment or execution, a foreclosure under a pledge of Subject Securities, a transfer to a trustee in bankruptcy or receiver or other officer or agency, or a transfer to a state or to a public officer or agency pursuant to a statute pertaining to escheat or abandoned property but specifically excluding death, incapacity, divorce and similar events).

        2.9    Provisions in the Event of Involuntary Transfers.    In the event of an Involuntary Transfer, the Stockholders and the Company shall not take any action to approve any such involuntary transfer not in accordance with this Section, and the transferor Stockholder (or, if it fails to do so, the Involuntary Transferee) shall forthwith give notice (the "Involuntary Transfer Notice") to the Company stating (i) when the involuntary transfer occurred or is to occur, (ii) the circumstances alleged to require such involuntary transfer, (iii) the number and type of securities involved and (iv) the name, address and capacity of the Involuntary Transferee.

        2.10    Option.    If an Involuntary Transfer of the Subject Securities of any Stockholder occurs, the Company and its designees shall have the same rights of first refusal with respect to the Transferred Shares as if the involuntary transfer had been a proposed voluntary transfer by the transferor Stockholder governed by Section 2.2 except that: (i) the periods within which such right must be exercised shall run from the date the Involuntary Transfer Notice is given in accordance with this Agreement; and (ii) such rights shall be exercised by notice to the Involuntary Transferee rather than to the transferor Stockholder. The closing of any purchase of Transferred Shares pursuant to this Section shall be in accordance with the procedures set forth in Section 2.2.

        2.11 (a)  Purchase for Investment; Legend on Certificate.    Each Stockholder acknowledges that all of the securities of the Company held by such Stockholder are being (or have been) acquired for investment and not with a view to the distribution thereof and that no Transfer, hypothecation or assignment of any such securities (including the Common Stock for which such securities may be exercisable or exchangeable or into which such securities may be convertible) may be made except in compliance with applicable federal and state securities laws. All the certificates or other instruments representing any of such securities (including the Common Stock for which such securities may be exercisable or exchangeable or into which such securities may be convertible) which are now or hereafter held by any Stockholder shall be subject to the terms of this Agreement and shall have endorsed in writing, stamped or printed, thereon the following legends:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED AS OF OCTOBER 17, 2001, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE WITH AND AVAILABLE FROM THE SECRETARY OF THE COMPANY."

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT."

          (b)    Removal of Legends, Etc.    Notwithstanding the provisions of Section 2.11(a) upon the transferability of any Subject Securities, the restrictions thereunder shall cease and terminate when (i) such Subject Securities are sold or otherwise disposed of in accordance with the intended method of disposition by the seller or sellers thereof set forth in a registration statement or are sold or otherwise disposed of in a transaction which does not require that the securities transferred bear the legend set forth in Section 2.11 or (ii) the holder of such Subject Securities has met the requirement of transfer of such Subject Securities pursuant to subparagraph (k) of Rule 144. Whenever the restrictions imposed by Section 2.11(a) shall terminate, as herein provided, the holder of any Subject Securities shall be entitled to receive from the Company, without expense, a new certificate not bearing the restrictive legend set forth in Section 2.11(a) and not containing any other reference to the restrictions imposed by Section 2.11(a).

        2.12    Effectiveness of Transfers.    Any Subject Securities transferred by a Stockholder (other than pursuant to an effective registration statement under the Securities Act or a Rule 144 Transaction if the Subject Securities are listed or admitted to trading on an Active Trading Market) shall be held by the transferee thereof pursuant to this Agreement. Such transferee shall, except as otherwise expressly stated herein, have all the rights and be subject to all of the obligations of a Stockholder under this Agreement automatically and without requiring any further act by such transferee or by any parties to this Agreement. Without affecting the preceding sentence, if such transferee is not a Stockholder on the dates of such transfer, then such transferee, as a condition to such transfer, shall confirm such transferee's obligations hereunder in accordance with Section 2.13 hereof. No Subject Securities shall be transferred on the Company's books and records, and no transfer thereof shall be otherwise effective, unless any such transfer is made in accordance with the terms and conditions of this Agreement, and the Company is hereby authorized by all of the Stockholders to enter appropriate stop transfer notations on its transfer records to give effect to this Agreement.

        2.13    Additional Stockholders.    Any Person that is not already a party to this Agreement in the same Stockholder capacity as such Person would be following the Transfer and who is acquiring any Subject Securities (except for any acquisition thereof (a) in an offering registered under the Securities Act or (b) in a Rule 144 Transaction if the Subject Securities are listed or admitted to trading on an

Active Trading Market) shall on or before the transfer or issuance to it of such Subject Securities, sign and deliver to the Company a Joinder Agreement and shall thereby become a party to this Agreement. If such Person meets the definition of a JWC Holder, then such Person shall be treated as a JWC Holder hereunder, if such Person meets the definition of a Halifax Holder, such Person shall be treated as a Halifax Holder hereunder, if such Person meets the definition of a Management Holder, such Person shall be treated as a Management Holder hereunder, and if such Person meets none of the foregoing definitions, such Person shall be treated as an Additional Holder hereunder. The Company shall require each Person acquiring an option, warrant or other right to purchase shares of Common Stock under any option or other equity participation plan to execute a Joinder Agreement.

        2.14    Notice of Transfer.    Each JWC Holder, Halifax Holder, Management Holder or Additional Holder agrees, prior to any Transfer of any Subject Securities (except pursuant to an effective registration statement), to give written notice to the Company of such holder's intent to effect such Transfer and agrees to comply in all other respects with the provisions of this Agreement. Each such notice shall describe the manner and circumstances of the proposed Transfer and, unless the proposed Transfer is a Permitted Transfer or unless waived by the Company, shall be accompanied by the written opinion, addressed to the Company, of counsel for the holder of such Subject Securities (which counsel shall be reasonably satisfactory to the Company), stating that in the opinion of such counsel (which opinion shall be reasonably satisfactory to the Company) such proposed Transfer does not involve a transaction requiring registration or qualification of such Subject Securities under the Securities Act or the securities laws of any state of the United States or of any foreign jurisdiction. Subject to complying with the other applicable provisions of this Agreement, such holder of Subject Securities shall be entitled to consummate such Transfer in accordance with the terms of the notice delivered by it to the Company if the Company does not object (on the basis that such Transfer violates this Section 2.14) to such Transfer within 5 Business Days after the delivery of such notice.

ARTICLE III

Registration Rights

        3.1    General.    For purposes of this Article III, (a) the terms "register", "registered" and "registration" refer to a registration effected by preparing and filing a registration statement on Form S-1, S-2 or S-3 in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement and (b) the term "Holder" means any Stockholder electing to register any Registrable Securities pursuant to Section 3.2 or 3.3. The registration rights granted pursuant to Sections 3.2 and 3.3 shall terminate and expire on the fourth anniversary of the occurrence of a Public Offering.

        3.2    Required Registration.    If the Company shall be requested, in writing, by the holders of a majority of the Common Stock Equivalents then held by the JWC Holders (or the JWC Representative) to effect a registration statement under the Securities Act of Registrable Securities, the Company shall promptly (i) give written notice of the proposed registration to all other Stockholders and (ii) use its best efforts to effect the registration under the Securities Act of the Registrable Securities which the Company has been so requested to register by the JWC Holders and by other Stockholders in a written request received by the Company within 10 Business Days after the giving of the written notice specified in clause (i) above; provided, however, that the Company shall not be obligated to effect any registration under the Securities Act except in accordance with the following provisions:

          (a)  The Company shall not be obligated to use its best efforts to file and cause to become effective any registration statement during any period in which any other registration statement (other than on Forms S-4, F-4 or S-8 promulgated under the Securities Act or any successor forms thereto) pursuant to which Primary Shares are to be or were sold has been filed and not withdrawn or has been declared effective within the prior 90 days.

          (b)  The Company may delay the filing or effectiveness of any registration statement for a period of up to 90 days after the date of a request for registration pursuant to this Section 3.2 if at the time of such request (i) the Company is engaged, or has fixed plans to engage within 90 days after the date of such request, in a firm commitment underwritten public offering of Primary Shares in which the holders of Registrable Securities may include Registrable Securities pursuant to Section 3.3 or (ii) a Material Transaction exists, provided that the Company may only so delay the filing or effectiveness of its registration statements (if any) once pursuant to this Section 3.2(b).

          (c)  With respect to any registration pursuant to this Section 3.2, the Company may include in such registration any Primary Shares; provided, however, that, if the managing underwriter advises the Company that the inclusion of all Registrable Securities and Primary Shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of the Registrable Securities proposed to be included in such registration, then the number of Registrable Securities and Primary Shares proposed to be included in such registration shall be included in the following order:

              (i)  first, the Registrable Securities requested to be included in such registration (or, if necessary, such Registrable Securities pro rata among the Holders of such Registrable Securities based upon the number of Registrable Securities requested to be included in such registration); and

            (ii)  second, the Primary Shares.

          (d)  If the method of disposition requested by the holders pursuant to this Section 3.2 is an underwritten public offering, Stockholders holding a majority of the Registrable Securities requested to be registered shall have the right to designate the managing underwriter of such offering, subject to the consent of the Company, which consent shall not be unreasonably withheld.

          (e)  At any time before the registration statement covering Registrable Securities becomes effective, the Stockholders holding a majority of the Registrable Securities requested to be registered may request the Company to withdraw or not to file the registration statement.

        3.3    Piggyback Registration.

          (a)  If, at any time, the Company determines to register any Common Stock under the Securities Act in connection with a Public Offering of such securities, the Company shall, at each such time, promptly give each Stockholder written notice of such determination no later than 30 days before its intended filing with the SEC. Upon the written request of any Stockholder received by the Company within 10 Business Days after the giving of any such notice by the Company, the Company shall use its best efforts to cause to be registered under the Securities Act all of the Registrable Securities of such Stockholder that such Holder has requested be registered for disposition in accordance with the Company's intended method of disposition as stated in such notice and with the underwriter selected by the Company. If the total amount of Registrable Securities that are to be included by the Company in such registration exceeds the amount of securities that the managing underwriters reasonably believe can be sold in an orderly manner in such offering within a price range acceptable to the Company, then the Company will include in such registration only the number of securities which in the opinion of such underwriters can be sold in the manner described above, in the following order:

              (i)  first, all securities of the Company to be offered for the account of the Company; and

            (ii)  second, the Registrable Securities requested to be included in such registration, (or if necessary, such Registrable Securities pro rata among the Holders of such securities based on the number of Registrable Securities requested to be included in such registration).

  Notwithstanding the foregoing, the Company shall not be obligated to include in an initial Public Offering any Registrable Securities of any Holder if the JWC Holders do not elect to include their Registrable Securities in such a registration. If any of the Holders disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter prior to the date of pricing such offer. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

        3.4    Obligations of the Company.

          (a)  Whenever required under Section 3.2 or 3.3 to use its best efforts to effect the registration of any Registrable Securities, the Company shall (provided, that the Company may at any time delay or abandon the underlying registration without any liability to the Holders):

              (i)  prepare and file with the SEC a registration statement (or an amendment to a registration statement) with respect to such Registrable Securities and use its best efforts to cause such registration statement to become and remain effective, including, without limitation, filing of post-effective amendments and supplements to any registration statement or prospectus necessary to keep the registration statement current;

            (ii)  as expeditiously as reasonably possible, prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement and to keep each registration and qualification under this Agreement effective (and in compliance with the Securities Act) by such actions as may be necessary or appropriate for a period of 120 days after the effective date of such registration statement (unless all securities covered by such registration statement are sooner disposed of), all as requested by such Holder or Holders;

            (iii)  as expeditiously as reasonably possible furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them in accordance with the plan of distribution provided for in such registration statement;

            (iv)  as expeditiously as reasonably possible use its best efforts to register and qualify the securities covered by such registration statement under such securities or "blue sky" laws of such jurisdictions as shall be reasonably appropriate for the distribution of the securities covered by the registration statement, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in any jurisdiction it would not otherwise be required to qualify but for this subsection (iv), to file a general consent to service of process in any such jurisdiction or subject itself to taxation in any such jurisdiction, and further provided that (anything in this Agreement to the contrary notwithstanding with respect to the bearing of expenses) if any jurisdiction in which the securities shall be qualified shall require by law or regulation that expenses incurred in connection with the qualification of the securities in that jurisdiction be borne by selling stockholders, then such expenses shall be payable by selling stockholders pro rata, to the extent required by such jurisdiction;

            (v)  notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities

    Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made (provided that upon such notification, each Holder agrees not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company at the time held by such Holder or any interest or future interest therein until such statement or omission has been corrected, and there shall be added to the period during which the Company is obligated to keep such registration effective the number of days for which such sales or other transfers or dispositions were suspended), and at the request of any such Holder promptly prepare and furnish, without charge, to such seller or Holder a reasonable number of copies of a supplement to such prospectus or an amendment of such registration statement as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

            (vi)  otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months but not more than 18 months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act or Rule 158 thereunder; and

          (vii)  use its best efforts to list all Registrable Securities covered by such registration statement on any securities exchange on which any class of similar Securities is then listed.

          (b)  If the Company at any time proposes to register any of its securities under the Securities Act subject to the registration rights of the Holders under Section 3.2 or 3.3, and such securities are to be distributed by or through one or more underwriters selected by the Company, then the Company will make reasonable efforts, if requested by any Holder of Registrable Securities who requests such registration, to arrange for such underwriters to include such Registrable Securities among the securities to be distributed by or through such underwriters.

          (c)  In connection with the preparation and filing of each registration statement registering Registrable Securities under this Agreement, the Company will give the Holders of Registrable Securities on whose behalf such Registrable Securities are to be so registered and their underwriters, if any, and their respective counsel and accountants the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of the Company with its officers, its counsel and the independent public accountants who have certified its financial statements, as shall be reasonably necessary, in the opinion of such Holders or such underwriters or their respective counsel, in order to conduct a reasonable and diligent investigation within the meaning of the Securities Act.

        3.5    Furnish Information.    It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article III that each Holder shall furnish to the Company such information regarding such Holder, the Registrable Securities held by such Holder, and the intended method of disposition of such securities as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company.

        3.6    Expenses of Registration.    Registration, filing and qualification fees, printers' and accounting fees, fees and expenses of compliance with securities or blue sky laws, fees and expenses relating to filings with the National Association of Securities Dealers, Inc. or any applicable securities exchange, fees of underwriters (excluding discounts, commissions or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals attributable to the Registrable Securities being registered), and fees and disbursements of counsel for the Company incurred in connection with a registration pursuant to Section 3.2 or 3.3 shall be borne by the Company. Each Holder whose shares are being sold will bear, pro rata, underwriters' discounts and brokerage and other commissions, fees and disbursements of its own counsel and all of its other expenses of such registration, offering and sale.

        3.7    Underwriting Requirements.    In connection with any registration of Registrable Securities under this Agreement, the Holders whose shares are being sold shall, if requested by the Company or the underwriters, enter into an underwriting agreement with such underwriters for such offering, such agreement to contain such terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, provisions relating to indemnification and contribution. The Holders on whose behalf Registrable Securities are to be distributed shall also complete and execute all questionnaires, powers of attorney and/or other documents required under the terms of such underwriting agreement.

        3.8    Indemnification.    In the event any Registrable Securities are included in a registration statement pursuant to this Article III:

          (a)  To the fullest extent permitted by law, the Company will indemnify and hold harmless each Holder joining in a registration and its directors and officers, any underwriter (as defined in the Securities Act) for it, and each Person, if any, who controls such Holder or such underwriter within the meaning of the Securities Act, from and against any losses, claims, damages, expenses (including reasonable attorneys' fees and expenses and reasonable costs of investigation) or liabilities, joint or several, to which they or any of them may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading in light of the circumstances under which they were made, provided that the indemnity agreement contained in this Section 3.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon (i) an untrue statement or omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto in reliance upon and in conformity with written information furnished by such Holder, underwriter or control person to the Company specifically for inclusion in the Registration Statement in connection with such registration, or (ii) such Holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Holder with a sufficient number of copies of the same. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder, underwriter or control person and shall survive the transfer of such securities by such Holder.

          (b)  To the fullest extent permitted by law, each Holder joining in a registration shall indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, and each agent and any underwriter for the Company and any

  Person who controls any such agent or underwriter and each other Holder and any Person who controls such Holder (within the meaning of the Securities Act) against any losses, claims, damages, expenses (including reasonable attorney's fees and expenses and reasonable costs of investigation) or liabilities to which the Company or any such director, officer, control person, agent, underwriter or other Holder may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon an untrue statement of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that such untrue statement or omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by such Holder in connection with such registration, provided that the indemnity agreement contained in this Section 3.8(b) shall not apply to amounts paid in settlements effected without the consent of such Holder (which consent shall not be unreasonably withheld). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer, Holder, underwriter or control person and shall survive the transfer of such securities by such Holder.

          (c)  Any Person seeking indemnification under this Section 3.8 will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification, but the failure to give such notice will not affect the right to indemnification hereunder, except to the extent the indemnifying party is actually prejudiced by such failure and (ii) unless in such indemnified party's reasonable judgment a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party, and other indemnifying parties similarly situated, jointly to assume the defense of such claim with counsel reasonably satisfactory to the parties. In the event that the indemnifying parties cannot mutually agree as to the selection of counsel, each indemnifying party may retain separate counsel to act on its behalf and at its expense. The indemnified party shall in all events be entitled to participate in such defense at its expense through its own counsel. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim.

          (d)  If for any reason the foregoing indemnification is unavailable to any party or insufficient to hold it harmless as and to the extent contemplated by the preceding paragraphs of this Section 3.8, then each indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage expense or liability in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party, on the one hand, and the applicable indemnified party, as the case may be, on the other hand, and also the relative fault of the indemnifying party and any applicable indemnified party, as the case may be, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

        3.9    Market Stand-Off Agreement.    If requested by the managing underwriter of the initial Public Offering on behalf of the Company of its Common Stock, or by the managing underwriter of a Public Offering for which Registrable Securities of any Holders have been registered, all Holders (in the case of such initial Public Offering) or such participating Holders (in the case of such other Public Offering) shall not sell or otherwise transfer or dispose of any Registrable Securities held by such Holders (other than pursuant to Permitted Transfers, pursuant to Section 2.3 and other than those Registrable Securities included in the registration) during such period following the effective date of such registration as is usual and customary at such time in similar public offerings of similar securities.

ARTICLE IV

Corporate Governance

        4.1    Board of Directors.

          (a)  The Company and each of the Stockholders shall take all action, including, but not limited to, such Stockholder's voting, or executing proxies or written consents with respect to, the Voting Stock at the time held by such Stockholder as may be from time to time requested by holders of a majority of the Common Stock Equivalents at the time held by the JWC Holders (or the JWC Representative) so that the Board of Directors shall consist of such number of directors, no less than seven and up to a maximum of ten directors, as may be from time to time designated by the holders of a majority of the Common Stock Equivalents at the time held by the JWC Holders (or the JWC Representative).

          (b)  The Company and each of the Stockholders shall take all action, including, but not limited to, such Stockholder's voting, or executing proxies or written consents with respect to, the Voting Stock at the time held by such Stockholder as may be from time to time requested by holders of a majority of the Common Stock Equivalents at the time held by the JWC Holders (or the JWC Representative) so that the Board of Directors shall include such directors as may be from time to time designated by the holders of a majority of the Common Stock Equivalents at the time held by the JWC Holders (or the JWC Representative). The holders of a majority of the Common Stock Equivalents at the time held by the JWC Holders (or the JWC Representative) shall also be entitled to require that any member of the Board of Directors so designated pursuant to this Section 4.1(b) be removed or replaced by another designee of the holders of a majority of the Common Stock Equivalents at the time held by the JWC Holders (or the JWC Representative), in which event the Company and each Stockholder shall take all action, including, but not limited to, such Stockholder's voting, or executing proxies or written consents with respect to, the Voting Stock at the time held by such Stockholder as may be necessary to effect such removal or replacement.

          (c)  Notwithstanding the provisions of Section 4.1(b), the Company and each Stockholder shall take all action, including, but not limited to, such Stockholder's voting, or executing proxies or written consents with respect to, the Voting Stock at the time held by such Stockholder as may be from time to time requested by the holders of a majority of the Common Stock Equivalents at the time held by the Original Halifax Holders and their Permitted Transferees (other than the JWC Holders and Management Holders) or on their behalf by the Halifax Representative, so that the Board of Directors shall include two directors designated by the holders of a majority of the Common Stock Equivalents held by the Original Halifax Holders and their Permitted Transferees (other than the JWC Holders and Management Holders) or on their behalf by the Halifax Representative which directors (the "Halifax Directors") shall initially be David Dupree and Kenneth Doyle; provided that the number of Halifax Directors that the Original Halifax Holders and their Permitted Transferees (other than the JWC Holders and Management Holders) shall be entitled to designate pursuant to this Section 4.1(c) shall be permanently reduced from two to one director at such time as the Original Halifax Holders and their Permitted Transferees (other than the JWC Holders and Management Holders) hold less than 50% of the Common Stock Equivalents held by the Original Halifax Holders as of the date of this Agreement; provided further, that the number of Halifax Directors designated pursuant to this Section 4.1(c) shall be permanently reduced to zero directors at such time as the Original Halifax Holders and their Permitted Transferees (other than the JWC Holders and Management Holders) hold less than 5% of the Common Stock Equivalents outstanding. The holders of a majority of the Common Stock Equivalents at the time held by the Original Halifax Holders and their Permitted Transferees (other than the JWC Holders and Management Holders) or on their behalf by the Halifax Representative shall also be entitled to require that any director so designated pursuant to this Section 4.1(c) be removed or replaced by another designee of the holders of the majority of the Common Stock Equivalents at the time held by the Original Halifax Holders and their Permitted Transferees (other than the JWC Holders and Management Holders) or on their behalf by the Halifax Representative, in which event the Company and each Stockholder shall take all action, including, but not limited to, such Stockholder's voting, or executing proxies or written consents with respect to, the Voting Stock at the time held by such Stockholder as may be necessary to effect such removal or replacement.

        4.2    Rights of the Halifax Directors.

          (a)  Notwithstanding that no vote may be required, or that a lesser percentage vote may be specified in the certificate of incorporation or by-laws of the Company, the Company shall not take, and no Stockholder shall cause the Company to take, any of the following actions without the affirmative vote of a majority of the Board of Directors, which majority vote shall include the affirmative vote of the directors, if any, designated pursuant to Section 4.1(c) (the "Halifax Affirmative Board Vote"):

              (i)  the redemption, purchase or other acquisition of any Common Stock Equivalents other than those redemptions, purchases or acquisitions made (A) pursuant to this Agreement, (B) on a pro rata basis among the holders of a particular class or series of securities of the Company or (C) pursuant to the terms of securities of the Company created after the date hereof which require such redemption, purchase or acquisition;

            (ii)  the declaration or payment of any dividend or other distribution by the Company with respect to any Common Stock Equivalents other than those declarations or payments of dividends or other distributions that are made (A) on pro rata basis among the holders of a particular class or series of securities of the Company or (B) pursuant to the terms of securities of the Company created after the date hereof which require such declaration, payment or other distribution;

            (iii)  the termination of the Chief Executive Officer of the Company without Cause (as defined in such individual's then current employment agreement with the Company or one of its subsidiaries);

            (iv)  any issuance of Common Stock Equivalents in connection with a transaction or series of related transactions involving an acquisition of the equity or assets of a Third Party which results in an aggregate issuance of greater than 20% of the total outstanding Common Stock Equivalents,

            (v)  the entering into of any transaction or agreement, directly or indirectly, by the Company with JWC Inc. or any director, officer or Affiliate of JWC Inc., including any of the portfolio companies held or managed by any such entity (which affirmative vote of the Halifax Directors shall not be unreasonably withheld); or

            (vi)  any significant change in the nature of the Company's business as of the date hereof.

  Notwithstanding anything to the contrary herein, (x) the Halifax Affirmative Board Vote shall no longer be necessary with respect to the matters set forth in clauses (iii) and (iv) above at such time as the Original Halifax Holders and their Permitted Transferees (other than the JWC Holders and Management Holders) hold less than 50% of the Common Stock Equivalents held by the Original Halifax Holders as of the date of this Agreement and (y) the provisions of this Section 4.2 shall terminate at such time as the Original Halifax Holders and their Permitted Transferees (other than the JWC Holders and Management Holders) hold less than 5% of the Common Stock Equivalents.

          (b)  As long as at least one Halifax Director is a member of the Board of Directors pursuant to Section 4.1(c), there shall be at least one Halifax Director on each committee, if any, established by the Board of Directors.

        4.3    Rights Non-Transferable.    Notwithstanding anything to the contrary herein, the rights of the Original Halifax Holders and their Permitted Transferees (other than the JWC Holders and Management Holders) and the Halifax Directors under Section 4.1 and 4.2, respectively, may only be exercised by the Original Halifax Holders and their Permitted Transferees (other than the JWC Holders and Management Holders) and Halifax Directors, respectively, and may not be transferred or assigned in connection with any other Transfer of Subject Securities or otherwise.

ARTICLE V

Preemptive Rights

        5.1    Rights to Subscribe for Securities.

        (a)  Except in the case of Excluded Securities (as defined in Section 5.1(e)), the Company shall not, and shall cause its Subsidiaries not to, issue or sell any Common Stock Equivalent, unless the Company shall have first offered or caused such Subsidiary to offer (the "Preemptive Offer") to sell such Common Stock Equivalents to the JWC Holders and Halifax Holders (the "Offered Securities") by delivery to such JWC Holders and Halifax Holders of written notice of such offer stating that the Company or such Subsidiary proposes to sell such Offered Securities, the number or amount of the Offered Securities proposed to be sold, the proposed purchase price therefor and any other terms and conditions of such offer. The Preemptive Offer shall by its terms remain open and irrevocable for a period of 10 Business Days from the date it is received from the Company (the "Preemptive Offer Period").

        (b)  Each JWC Holder and Halifax Holder shall have the option, exercisable at any time during the Preemptive Offer Period by delivering written notice to the Company or such Subsidiary (a "Preemptive Offer Acceptance Notice"), to subscribe for the number or amount of such Offered Securities that would permit such JWC Holders and Halifax Holders to maintain its Offeree Percentage as it existed immediately prior to such issuance, sale or exchange. The Company or such Subsidiary shall notify each JWC Holder and Halifax Holder within five days following the expiration of the Preemptive Offer Period of the number or amount of Offered Securities which such JWC Holder and Halifax Holder has subscribed to purchase.

        (c)  If Preemptive Offer Acceptance Notices are not given by the JWC Holders and Halifax Holders for all of the Offered Securities, the Company or such Subsidiary making such Preemptive Offer shall have 60 days from the expiration of the Preemptive Offer Period to sell all or any part of such Offered Securities as to which Preemptive Offer Acceptances Notices have not been given by the JWC Holders and Halifax Holders (the "Refused Securities") to any other Persons upon the terms and conditions including price, which are no more favorable, in the aggregate, to such other Persons or less favorable to the Company or such Subsidiary than those set forth in the Preemptive Offer.

        (d)  Upon the closing, which shall include full payment to the Company or such Subsidiary, of the sale to such other Persons of all the Refused Securities, such JWC Holders and Halifax Holders shall purchase from the Company or such Subsidiary, and the Company or such Subsidiary shall sell to such JWC Holders and Halifax Holders, the Offered Securities with respect to which Preemptive Offer Acceptance Notices were delivered by such JWC Holders and Halifax Holders, at the terms specified in the Preemptive Offer.

        (e)  The rights of the JWC Holders and Halifax Holders under this Section 5.1 shall not apply to the following securities (the "Excluded Securities"):

            (i)  any Common Stock Equivalents issued or granted pursuant to a stock option or other similar equity incentive plan providing for issuance to employees or consultants of the Company or its Subsidiaries or upon the exercise or conversion of options or other Common Stock Equivalents issued to employees and consultants of the Company or its Subsidiaries;

          (ii)  any Common Stock Equivalents and other derivative securities issued upon the exercise or conversion of outstanding Common Stock Equivalents;

          (iii)  any Common Stock Equivalents issued to any individual or entity which, in connection with the issuance of Common Stock Equivalents to such entity, simultaneously enters into a significant business transaction with the Company which is directly related to the Company's business;

          (iv)  any Common Stock Equivalents issued as part of a Public Offering or any effective registration statement under the Securities Act; and

          (v)  any Common Stock Equivalents issued to the Company or a Subsidiary.

ARTICLE VI

Certain Miscellaneous Other Provisions

        6.1    Remedies.    Each of the parties hereto acknowledges and agrees that no remedy at law would be adequate in the event of any breach of this Agreement. Accordingly, if any dispute arises concerning the sale or other disposition of any of the securities of the Company subject to this Agreement or concerning any other provisions hereof or the obligations of the parties hereunder, each party hereto agrees that, in addition to any other remedy to which they may be entitled at law or in equity, the other parties hereto shall be entitled to a decree of specific performance to enforce this Agreement (without bond or other security being required unless the party seeking such remedy fails to demonstrate to an appropriate court having jurisdiction that such party has a likelihood of success on the merits), and each party hereto waives the defense in any action or proceeding brought to enforce this Agreement that there exists an adequate remedy at law. Such remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the parties may have under this Agreement or otherwise.

        6.2    Entire Agreement; Amendment; Termination.

        (a)  This Agreement sets forth the entire understanding of the parties, and supersedes all prior agreements and all other arrangements and communications, whether oral or written, with respect to the subject matter hereof.

        (b)  The Schedule of Stockholders may be amended in writing by the Company to reflect changes in the composition of the Stockholders and changes in their addresses or telecopy numbers that may occur from time to time as a result of Permitted Transfers, Transfers permitted under Article II hereof or any new issuance by the Company of Common Stock or Common Stock Equivalents; provided, however, that no new issuance of Common Stock or Common Stock Equivalents shall be effective unless and until the Person receiving such securities (if not already a party hereto in such capacity) executes and delivers to the Company an executed Joinder Agreement in accordance with Section 2.13 hereof. Amendments to the Schedule of Stockholders reflecting Permitted Transfers or Transfers permitted under Article II hereof shall become effective when the amended Schedule of Stockholders, and a copy of a Joinder Agreement as executed by any new transferee in accordance with Section 2.13, are filed with the Company.

        (c)  Any other amendment to this Agreement shall be in writing and shall require the written consent of (a) the Company, (b) either the JWC Representative or the holders of a majority of Common Stock Equivalents at the time held by the JWC Holders, and, (c) if adverse to the interests of a particular Stockholder or Stockholder Group, then the consent of each particular Stockholder or the holders of a majority of the Common Stock Equivalents at the time held by such particular Stockholder Group, as the case may be, to whose interest such amendment is adverse.

        (d)  Notwithstanding the foregoing provisions of this Section 6.2, this Agreement may be terminated at any time upon the written consent of (i) the Company and (ii) the holders of a majority of the Common Stock Equivalents at the time held by the Management Holders and (iii) the holders of a majority of the Common Stock Equivalents at the time held by the Halifax Holders and (iv) the holders of a majority of the Common Stock Equivalents at the time held by the JWC Holders (or the JWC Representative), each voting separately as a group.

        6.3    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

        6.4    Notices.    All notices, consents and other communications required, or contemplated under this Agreement shall be in writing and shall be delivered in the manner specified herein or, in the absence of such specification, shall be deemed to have been duly given (i) 3 Business Days after mailing by first class certified mail, postage prepaid, (ii) when delivered by hand, (iii) upon confirmation of receipt by telecopy, or (iv) 1 day after sending by overnight delivery service, to the respective addresses or telecopy numbers of the parties set forth below:

          (a)  For notices and communications to the Company:

        c/o J.W. Childs Associates, L.P.
        111 Huntington Avenue
        Suite 2900
        Boston, MA 02199
        Attention: Edward D. Yun
        Telecopy: 617-753-1101

        and

        InSight Health Services Holdings Corp.
        c/o J.W. Childs Associates, L.P.
        111 Huntington Avenue
        Suite 2900
        Boston, MA 02199
        Attention: Edward D. Yun
        Telecopy: 617-753-1101

          (b)  For notices and communications to the Stockholders, to the respective addresses or telecopy numbers set forth in the Schedule of Stockholders.

          (c)  With a copy in the case of the JWC Holders and the Company to:

        Kaye Scholer LLP
        425 Park Avenue
        New York, NY 10022
        Attention: Stephen C. Koval, Esq.
        Telecopy: 212-836-8689

          (d)  With a copy in the case of the Halifax Holders to:

        The Halifax Group, L.L.C.
        1133 Connecticut Avenue, N.W.
        Suite 700
        Washington, D.C. 20036
        Attention: David W. Dupree and Kenneth M. Doyle
        Telecopy: 202-296-7133

          (e)  With a copy in the case of the Management Holders to:

        InSight Health Services Corp.
        4400 MacArthur Blvd., Suite 800
        Newport Beach, CA 92660
        Attention: General Counsel and President
        Telecopy: (949) 476-0137

By notice complying with the foregoing provisions of this Section 6.4, each party shall have the right to change the mailing address or telecopy numbers for future notices and communications to such Party.

        6.5    Binding Effect; Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective transferees, successors, assigns, heirs and administrators, provided that the rights under this Agreement may not be assigned except as expressly provided herein. No such assignment shall relieve an assignor of its obligations hereunder.

        6.6    Termination.    Without affecting any other provision of this Agreement requiring termination of any rights in favor of any Stockholder, Permitted Transferee or any other transferee of Common Stock Equivalents, the provisions of Articles II and III (other than the indemnity and contribution provisions set forth therein) of this Agreement shall terminate as to such Stockholder, Permitted Transferee or other transferee, when, pursuant to and in accordance with this Agreement, such Stockholder, Permitted Transferee or other transferee, as the case may be, no longer owns any Common Stock Equivalents.

        6.7    Recapitalizations, Exchanges, etc.    The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Common Stock Equivalents, to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Common Stock Equivalents, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Upon the occurrence of any such events, amounts (including the Cost Price) hereunder shall be appropriately adjusted.

        6.8    JWC Representative.    Each JWC Holder hereby designates and appoints (and each Permitted Transferee of each such JWC Holder shall be deemed to have so designated and appointed) Steven G. Segal and Edward D. Yun (so long as they are employees of J.W. Childs Associates, Inc. or its

Affiliates or successor entities), or either of them, with full power of substitution (the "JWC Representative") the representative of each such Person to perform all such acts as are required, authorized or contemplated by this Agreement to be performed by any such Person and hereby acknowledges that the JWC Representative shall be the only Person authorized to take any action so required, authorized or contemplated by this Agreement by each such Person. Each such Person further acknowledges that the foregoing appointment and designation shall be deemed to be coupled with an interest and shall survive the death or incapacity of such Person. Each such Person hereby authorizes (and each Permitted Transferee shall be deemed to have authorized) the other parties hereto to disregard any notice or other action taken by such Person pursuant to this Agreement except for the JWC Representative. The other parties hereto are and will be entitled to rely on any action so taken or any notice given by the JWC Representative and are and will be entitled and authorized to give notices only to the JWC Representative for any notice contemplated by this Agreement to be given to any such Person. A successor to the JWC Representative may be chosen by the holders of a majority of the Common Stock Equivalents at the time held by the JWC Holders, provided that written notice thereof is given by the successor JWC Representative to the Company, the Halifax Holders, the Management Holders, the Additional Holders and the other JWC Holders.

        6.9    Halifax Representative.    Each Halifax Holder hereby designates and appoints (and each Permitted Transferee of each such Halifax Holder shall be deemed to have so designated and appointed) David W. Dupree and Kenneth M. Doyle (so long as they are employees of Halifax Capital Partners or its Affiliates or successor entities), or either of them, with full power of substitution (the "Halifax Representative") the representative of each such Person to perform all such acts as are required, authorized or contemplated by this Agreement to be performed by any such Person and hereby acknowledges that the Halifax Representative shall be the only Person authorized to take any action so required, authorized or contemplated by this Agreement by each such Person. Each such Person further acknowledges that the foregoing appointment and designation shall be deemed to be coupled with an interest and shall survive the death or incapacity of such Person. Each such Person hereby authorizes (and each Permitted Transferee shall be deemed to have authorized) the other parties hereto to disregard any notice or other action taken by such Person pursuant to this Agreement except for the Halifax Representative. The other parties hereto are and will be entitled to rely on any action so taken or any notice given by the Halifax Representative and are and will be entitled and authorized to give notices only to the Halifax Representative for any notice contemplated by this Agreement to be given to any such Person. A successor to the Halifax Representative may be chosen by the holders of a majority of the Common Stock Equivalents at the time held by the Halifax Holders, provided that written notice thereof is given by the successor Halifax Representative to the Company, the JWC Holders, the Management Holders, the Additional Holders and the other Halifax Holders.

        6.10    Action Necessary to Effectuate the Agreement.    The parties hereto agree to take or cause to be taken all such corporate and other action as may be necessary to effect the intent and purposes of this Agreement.

        6.11    No Waiver.    No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as waiver thereof or otherwise prejudice such party's rights, powers and remedies. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

        6.12    Counterparts.    This Agreement may be executed in two or more counterparts (including Joinder Agreements as counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

        6.13    Headings, etc.    All headings and captions in this Agreement are for purposes of references only and shall not be construed to limit or affect the substance of this Agreement. Words used in this Agreement, regardless of the gender and number used, will be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires. As used in this Agreement, the word "including" is not limiting, and the word "or" is not exclusive. The words "this Agreement", "hereto", "herein", "hereunder", "hereof", and words or phrases of similar import refer to this Agreement as a whole, together with any and all Schedules and Exhibits hereto, and not to any particular article, section, subsection, paragraph, clause or other portion of this Agreement.

        6.14    Governing Law; Jurisdiction; Service of Process.    This Agreement shall, in accordance with section 5-1401 of the General Obligations Law of the State of New York, be governed by the laws of the State of New York, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of New York, or if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of New York.

        6.15    Confidentiality; Public Announcements.    No JWC Holder, Halifax Holder, Management Holder or Additional Holder shall disclose or use in any manner whatsoever, in whole or in part, any information concerning the Company or any of its direct or indirect shareholders, or any of their respective employees, directors or Subsidiaries or Affiliates (including, without limitation, the JWC Holders) received on a confidential basis from the Company or any other Person under or pursuant to this Agreement or any other agreement with the Company including without limitation financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by or on behalf of the Company or any other Person in connection with the purchase or ownership of any Common Stock Equivalent; provided, however, that the foregoing shall not be construed, now or in the future, to apply to any information reflected in any recorded document, information which is independently developed by such Stockholder, information obtained from sources other than the Company or any of its direct or indirect shareholders, or any of their respective employees, directors, Subsidiaries or Affiliates (including without limitation the JWC Holders) or any of their respective agents or representatives (including without limitation attorneys, accountants, financial advisors, engineers and insurance brokers) or information that is or becomes in the public domain, nor shall it be construed to prevent such Stockholder from (i) making any disclosure of any information (A) if required to do so by any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any court or other governmental authority, in each case applicable to or binding upon such Stockholder, (B) to any governmental authority having or claiming authority to regulate or oversee any aspect of such Stockholder business or that of the corporate parent or affiliates of such Stockholder in connection with the exercise of such authority or claimed authority, or (C) pursuant to subpoena; or (ii) making, on a confidential basis, such disclosures as such Stockholder deem necessary or appropriate to such Stockholder's legal counsel, accountants (including outside auditors) or general or managing partner; (iii) making such disclosures as such Stockholder reasonably deem necessary or appropriate to any Transferee and/or counsel to or other representatives of such bank or financial institution or other entity, to which such Stockholder in good faith desires to Transfer all or a portion of its interest in any Common Stock Equivalents; provided, however, that such Transferee or counsel to or representative thereof, agree maintain the confidentiality of such disclosures on the terms stated herein; or (iv) making, on a confidential basis, disclosures of such information to current Stockholders.

[Signatures on Following Pages]

Third Amended and Restated Stockholders Agreement

        IN WITNESS WHEREOF, the parties have executed this Agreement as an instrument under SEAL as of the date first set forth above.

THE COMPANY:
INSIGHT HEALTH SERVICES HOLDINGS CORP.
By:	/s/ STEVEN T. PLOCHOCKI
	Name:	Steven T. Plochocki
	Title:	President and Chief Executive Officer
THE JWC HOLDERS:
J.W. CHILDS EQUITY PARTNERS II, L.P. JWC-INSIGHT CO-INVEST LLC
		By:	JWC REPRESENTATIVE
/s/ EDWARD D. YUN Edward D. Yun
THE HALIFAX HOLDERS:
HALIFAX CAPITAL PARTNERS, L.P. DAVID W. DUPREE
		By:	HALIFAX REPRESENTATIVE
/s/ KENNETH M. DOYLE Kenneth M. Doyle

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  Exhibit 2.1
THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
ARTICLE I Definitions
ARTICLE II Rights With Respect To The Subject Securities
ARTICLE III Registration Rights
ARTICLE IV Corporate Governance
ARTICLE V Preemptive Rights
ARTICLE VI Certain Miscellaneous Other Provisions
Third Amended and Restated Stockholders Agreement